SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C. 20549





                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                                 March 31, 1998
                                (Date of Report)






                          GEORGIA-PACIFIC CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


                                    GEORGIA
                            (State of Incorporation)

                                     1-3506
                            (Commission File Number)

                                   93-0432081
                      (IRS Employer Identification Number)

               133 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30303
                    (Address of Principal Executive Offices)

                                 (404) 652-4000
              (Registrant's Telephone Number, including area code)

ITEM 5.                 OTHER EVENTS.

On March 30, 1998, the Corporation issued the following press release.

     ATLANTA -- Georgia-Pacific today announced that it has agreed to acquire CeCorr Inc., the leading independent producer of corrugated sheets in the United States.
     In the proposed transaction, Georgia-Pacific will pay approximately $190 million, half in cash and half in Georgia-Pacific Group stock, for all the outstanding shares of closely held CeCorr, which is based at Indianapolis. The transaction also includes Georgia-Pacific's assumption of CeCorr's $86 million debt.
     Closing, which is contingent on negotiation and execution of a binding purchase agreement, normal due diligence reviews and customary regulatory approvals, is expected to be completed in the second quarter.
     The acquisition includes 11 CeCorr sheet feeder plants, which manufacture corrugated sheets that are sold to others for final conversion into corrugated containers. Also included are a corrugating medium paper mill, and several specialty operations and support service groups. With annual sales of $282 million, CeCorr ships 5.8 billion square feet of corrugated sheets per year.
     "Acquisition of CeCorr fits our growth strategy in packaging and will enable us to deliver a broader range of value-added products to our packaging customers," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "Dedicated sheet feeders are an attractive, growing segment of the corrugated industry, and CeCorr is the leading company in that business today."

                                   SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED:  March 31, 1998


                               GEORGIA-PACIFIC CORPORATION



                                  By /s/ James F. Kelley
                                    James F. Kelley
                                    Senior Vice President - Law and General
                                    Counsel